                                                              Exhibit (a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                             ELCO INDUSTRIES, INC.
                                       AT

                              $36.00 NET PER SHARE
                                       BY

                               E.I. TEXTRON INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                  TEXTRON INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, OCTOBER 17, 1995, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF ELCO INDUSTRIES, INC. REPRESENTING AT LEAST 66 2/3% OF ALL OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (ii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 12, 1995, AMONG TEXTRON INC., E.I. TEXTRON INC., AND ELCO INDUSTRIES, INC. THE BOARD OF DIRECTORS OF ELCO INDUSTRIES, INC. HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender Shares of common stock and the associated Rights (as hereinafter defined) should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender his Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                                ---------------

                      The Dealer Manager for the Offer is:

                            DILLON, READ & CO. INC.

September 19, 1995

                               TABLE OF CONTENTS

Introduction.............................................................................    1
 1.   Terms Of The Offer.................................................................    2
 2.   Acceptance For Payment And Payment For Shares......................................    4
 3.   Procedure For Tendering Shares.....................................................    4
 4.   Withdrawal Rights..................................................................    7
 5.   Certain Federal Income Tax Consequences............................................    7
 6.   Price Range Of Shares; Dividends...................................................    8
 7.   Effect Of The Offer On The Market For Shares, Stock Quotation, And Registration
      Under The Exchange Act.............................................................    9
 8.   Certain Information Concerning The Company.........................................   10
 9.   Certain Information Concerning The Parent And The Offeror..........................   12
10.   Source And Amount Of Funds.........................................................   13
11.   Background Of The Offer; Past Contacts, Transactions Or Negotiations With
      The Company........................................................................   14
12.   Purpose Of The Offer And The Merger; Appraisal Rights; Exemption From Rights
      Agreement;
      Plans For The Company..............................................................   15
13.   The Merger Agreement...............................................................   17
14.   Dividends And Distributions........................................................   23
15.   Certain Conditions To The Offeror's Obligations....................................   23
16.   Certain Regulatory And Legal Matters...............................................   24
17.   Fees And Expenses..................................................................   26
18.   Miscellaneous......................................................................   26
Annex I.  Certain Information Concerning The Directors And Executive Officers Of The
  Parent
           And The Offeror...............................................................  A-1

                                        i
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TO THE HOLDERS OF COMMON STOCK OF
ELCO INDUSTRIES, INC.

                                  INTRODUCTION

     E.I. Textron Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Textron Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of Elco Industries, Inc., a Delaware corporation (the "Company"), including the associated Rights (as hereinafter defined), at a purchase price of $36.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the associated Rights as defined in the Rights Agreement between the Company and The First National Bank of Chicago, as Rights Agent, dated as of January 20, 1988, as amended June 24, 1988 and September 12, 1995 (the "Rights Agreement"), and all references herein to Rights shall include all benefits that may inure to holders of Rights pursuant to the Rights Agreement. Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Dillon, Read & Co. Inc. (the "Dealer Manager"), Harris Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES REPRESENTING AT LEAST 66 2/3% OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

     The Chicago Dearborn Company ("Chicago Dearborn"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 12, 1995 (the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by any wholly owned subsidiary of the Company, Shares owned by the Parent or any wholly owned subsidiary of the Parent, or Shares with respect to which appraisal rights are properly exercised under the DGCL ("Dissenting Shares")), will be converted into and represent the right to receive $36.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash (the "Merger Consideration"), without interest thereon. See Section 5 for a description of certain federal income tax consequences of the Offer and the Merger.

     The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, the Parent will be entitled to designate for election to the Board of Directors of the Company such number of

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

directors (rounded up to the next whole number) as will give the Parent, subject to compliance with Section 14(f) of the Exchange Act of 1934, as amended (the "Exchange Act"), representation on such Board of Directors equal to the product of (i) the total number of directors on such Board of Directors and (ii) the percentage that the aggregate number of Shares purchased by the Offeror bears to the total number of outstanding Shares. See Section 12 "-- Board Representation."

     The Company has advised the Offeror that, as of September 8, 1995, there were (a) 4,982,869 Shares issued and outstanding, and (b) employee and director stock options outstanding to purchase an aggregate of 153,875 Shares. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares. Based upon such information, if at least 3,424,496 Shares are validly tendered and not withdrawn prior to the expiration of the Offer, the Minimum Condition would be satisfied. Following the purchase of such number of Shares, under the Company's Certificate of Incorporation and the DGCL, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event the Offeror acquires 90% or more of the outstanding Shares in the Offer or otherwise, the Offeror and the Parent would be able to effect the Merger pursuant to the short-form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

     Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive dividends declared by the Company, if any, with a record date prior to the date on which the Offeror purchases the Shares pursuant to the Offer. See Sections 6 and 14.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, October 17, 1995, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to reduce the Minimum Condition (but not below 50.01% of the outstanding Shares on a fully diluted basis) or to waive any other condition to the Offer. If the Minimum Condition or any of the other conditions set forth in
Section 15 have not been satisfied by 12:00 Midnight, New York City time, on Tuesday, October 17, 1995 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company, impose conditions to the Offer other than those set

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

forth in the Merger Agreement, modify or amend the conditions to the Offer in a manner adverse to holders of Shares, waive or amend (below 50.01% of the outstanding Shares on a fully diluted basis) the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the price per Share to be paid pursuant to the Offer, extend the Offer if all of the Offer conditions are satisfied or waived or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if, at the then scheduled expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (iii) if all conditions to the Offer are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. Subject to the terms of the Merger Agreement described above, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. There can be no assurance that the Offeror will exercise its right to extend the Offer; provided, however, that the Merger Agreement requires that so long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied or waived, the Offeror will cause the Offer not to expire.

     Subject to the applicable rules and regulations of the Commission and subject to the terms of the Merger Agreement described above, the Offeror also expressly reserves the right, in its sole discretion at any time and from time to time, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, and (ii) at any time or from time to time, to amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (other than a waiver of the Minimum Condition) or reduces the Minimum Condition, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes to such terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers,

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

commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature

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

guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which The National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market is open for business.

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

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares and the associated Rights tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or Rights or other securities or rights issued or issuable in respect of such Shares or Rights). All such proxies shall be considered coupled with an interest in the tendered Shares and Rights. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the Shares, Rights or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares, Rights and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares and the associated Rights to be deemed validly tendered, immediately upon the Offeror's payment for such Shares and Rights, the Offeror must be able to exercise full voting and other rights with respect to such Shares and Rights and the other securities or rights issued or issuable in respect of such Shares or Rights, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned).

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, November 17, 1995. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including Dissenting Shares). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options, pursuant to the Company's Employee Stock Ownership Plan or otherwise as compensation, or to holders of Shares who are subject to special provisions of the tax law (such as insurance companies, tax-exempt organizations and non-U.S. persons).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including Dissenting Shares) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (a) his adjusted tax basis for the Shares sold pursuant to the Offer or converted to cash in the Merger, and (b) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than any amounts received with respect to Dissenting Shares which are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual holder, net long-term capital gain may be subject to a reduced rate of tax, and net capital losses may be subject to limits on deductibility.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are principally traded on the over-the-counter market and prices are quoted on The Nasdaq National Market System under the symbol "ELCN." The following table sets forth for the periods indicated the high and low bid prices per Share as reported in the Company's 1995 Annual Report and, in the case of Fiscal 1996, sales prices as reported on The Nasdaq National Market based on published financial sources.

                                                                           HIGH     LOW
                                                                           ----     ----
    FISCAL 1994:
    Quarter ended September 30, 1993.....................................  $ 16     $ 14
    Quarter ended December 31, 1993......................................  20 3/4   15 1/8
    Quarter ended March 31, 1994.........................................  21 1/4     17
    Quarter ended June 30, 1994..........................................    20       17
    FISCAL 1995:
    Quarter ended September 30, 1994.....................................    18     15 1/2
    Quarter ended December 31, 1994......................................  17 1/2     16
    Quarter ended March 31, 1995.........................................    17     14 1/2
    Quarter ended June 30, 1995..........................................  19 3/4   14 3/4
    FISCAL 1996:
    Through September 18, 1995...........................................  36 1/2     18

     On August 9, 1995, the last full day of trading prior to the date of the public announcement that Illinois Tool Works, Inc. had submitted to the Company a proposal to acquire all outstanding Shares for $27.00 cash per Share (see
Section 11 -- "Background of the Offer; Past Contacts, Transactions or Negotiations with the Company"), the closing price per Share as reported on The Nasdaq National Market was $18.625.

     On September 12, 1995, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on The Nasdaq National Market was $29.50. On September 18, 1995, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on The Nasdaq National Market was $35.594. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company has declared and paid regular quarterly dividends during the periods shown in the table above of (i) $0.13 per Share since the dividend with the September 1, 1993 record date through the dividend with the record date of June 1, 1994 and (ii) $0.15 per Share since the dividend with the September 1, 1994 record date through the dividend with the record date of September 1, 1995. Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive any dividends with respect to Shares declared by the Company, if any, with a record date prior to the date on which the Offeror purchases the Shares pursuant to the Offer. The next regular quarterly record date for dividends on the Shares after the date of this Offer to Purchase would be December 1, 1995. The Offer will expire at 12:00 Midnight, New York City time, on Tuesday, October 17, 1995, unless extended as described elsewhere in this Offer to Purchase.

     No consideration will be paid in the Offer or the Merger for the Rights separate from the consideration to be paid for Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK QUOTATION, AND REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The National Association of Securities Dealers, Inc. ("NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which require, among other things, that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in The Nasdaq "additional list" or in one of the "local lists", but if the number of holders of Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for reporting by The Nasdaq Stock Market and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to information provided by the Company, as of September 5, 1995, Okabe Company Limited ("Okabe") owned 853,000 Shares (representing approximately 17.1% of the outstanding Shares), the Elco Industries, Inc. Employee Stock Ownership Plan owned 508,952 Shares (representing approximately 10.2% of the outstanding Shares) and all directors and officers as a group beneficially owned 260,715 Shares (representing approximately 5.2% of the outstanding Shares). According to the Company, as of September 17, 1995, there were approximately 665 holders of record of Shares. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, and the Shares are no longer included in the Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 1111 Samuelson Road, P.O. Box 7009, Rockford, Illinois 61125. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror and the Parent.

     According to the Company's filings with the Commission, the Company designs, manufactures and supplies specialty metal fasteners and custom-engineered metal and plastic components and products to automotive and commercial original equipment manufacturers, and also offers a wide variety of packaged fasteners, fastening-related products and other hardware accessories to the do-it-yourself market.

     Set forth below is certain selected historical consolidated financial information with respect to the Company excerpted or derived from financial information contained in the audited financial statements that were provided by the Company to the Parent. More comprehensive financial information is included in (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, and (ii) other reports and documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                             ELCO INDUSTRIES, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                          AS OF AND FOR THE
                                                                          FISCAL YEAR ENDED
                                                                               JUNE 30
                                                                       ------------------------
                                                                        1995     1994     1993
                                                                       ------   ------   ------
INCOME STATEMENT DATA
Net sales............................................................  $249.3   $226.0   $199.2
Income from operations...............................................    19.1     16.6     12.4
Net income...........................................................    10.3      8.2      4.9
Net income per share.................................................  $ 2.08   $ 1.65   $ 0.98
BALANCE SHEET DATA
Working Capital......................................................  $ 34.0   $ 33.4   $ 32.5
Total assets.........................................................   157.0    151.5    147.2
Long term debt.......................................................    37.3     41.9     46.3
Total shareholders' equity...........................................    73.7     65.0     61.2

     Certain Company Projections. During the course of discussions between the Parent and the Company that led to the execution of the Merger Agreement (see
Section 11), the Company provided the Parent with certain non-public business and financial information about the Company, including base case and upside projections of future results of operations, cash flows and balance sheets for the fiscal years ending June 30, 1996, 1997, 1998, 1999 and 2000. In the base case, projections for such fiscal years were: net sales (dollars in millions) of $273.2, $291.9, $312.9, $339.5 and $373.4, respectively; operating income
(dollars in millions) of $25.8, $27.1, $31.6, $33.9 and $37.3, respectively; and net income (dollars in millions) of $13.9, $14.9, $17.9, $19.8 and $22.4, respectively. In the upside case, projections for such fiscal years were: net sales (dollars in millions) of $279.2, $312.7, $350.2, $392.2 and $439.3, respectively; operating income (dollars in millions) of $26.5, $29.6, $33.3, $37.3 and $41.8, respectively; and net income (dollars in millions) of $14.3, $16.4, $19.0, $21.8 and $25.0, respectively. These projections did not give effect to the Offer, the Merger or the financing thereof or the potential combined operations of the Parent and the Company after consummation of such transactions.

     The Company has advised the Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to the Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections (upon which the projections provided to the Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revisions based on actual experience and business developments. The projections were based on a number of assumptions (not all of which were stated in the projections and not all of which were provided to the Parent) that are beyond the control of the Company, the Offeror or the Parent or their respective financial advisors. Many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. None of the Company, the Offeror or the Parent or their respective financial advisors assumes any responsibility for the accuracy of any of the projections.

     Prior to execution of the Merger Agreement, the Company also provided the Parent with a draft of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (which was subsequently filed by the Company with the Commission in substantially the same form), the Company's audited financial statements for the year ended June 30, 1995 (which are included in such Form 10-K) and a preliminary draft of the Company's Proxy Statement for its annual meeting of stockholders, as to which the Company's Schedule 14D-9 with respect to this Offer (filed by the Company with the Commission and sent to stockholders) together with the Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder attached to the Company's Schedule 14D-9 contains substantially similar information.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected and copied at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549

9.  CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR.

     The Offeror is a newly incorporated Delaware corporation and a wholly owned subsidiary of the Parent, which is also a Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available.

     The principal executive offices of the Offeror and the Parent are located at 40 Westminster Street, Providence, RI 02903-2596.

     The Parent is an international multi-industry company with operations in six business segments: Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere Insurance.

     Set forth below is certain selected historical consolidated financial information with respect to the Parent excerpted or derived from financial information contained in the Parent's Annual Report on Form 10-K for the year ended December 31, 1994, and the Parent's Report on Form 10-Q for the quarter ended July 1, 1995 (which reports are hereby incorporated by reference herein). More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8.

                                  TEXTRON INC.
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                             FOR THE
                                                        SIX MONTHS ENDED       FOR THE YEAR ENDED
                                                        -----------------   -------------------------
                                                        JULY 1,   JULY 2,   DECEMBER 31,   JANUARY 1,
                                                         1995      1994         1994          1994
                                                        -------   -------   ------------   ----------
INCOME STATEMENT DATA
Revenues..............................................  $ 4,889   $ 4,925     $  9,683      $  9,078
Net Income............................................      230       210          433           379

                                                                  AS OF       AS OF         AS OF
                                                                 JULY 1,   DECEMBER 31,   JANUARY 1,
                                                                  1995         1994          1994
                                                                 -------   ------------   ----------
BALANCE SHEET DATA
Total assets...................................................  $22,330     $ 20,925      $ 19,658
Debt...........................................................   10,249        9,364         8,872
Total shareholders' equity.....................................    3,096        2,882         2,780

     None of the Offeror, the Parent, nor, to the best knowledge of the Offeror and the Parent, any of the persons listed in Annex I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, none of the Offeror or the Parent, nor, to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. None of the Offeror or the Parent, nor, to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I to this Offer to Purchase has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or the Parent, or their respective subsidiaries, or, to the best knowledge of the Offeror or the Parent, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Offeror to purchase Shares (including Shares issuable upon exercise of employee stock options) validly tendered pursuant to the Offer, consummate the Merger and pay all related fees and expenses is estimated to be approximately $190 million. The Offeror will obtain all such funds from the Parent, which will obtain such funds from bank borrowings under the Credit Agreement described below.

     The Parent is a party to a Credit Agreement among the Parent, certain lenders named therein and Bankers Trust Company, as Administrative Agent, dated as of November 1, 1993 as amended October 30, 1994 and July 1, 1995 (the "Credit Agreement"). The $1.5 billion borrowing facility established by the Credit Agreement has a final maturity date of July 1, 2000 and borrowings under this facility are unsecured. The interest rates for borrowings generally are established by auction among several participating banks at the time of each borrowing. Pursuant to the Credit Agreement, such interest rates may not exceed the London Interbank Offered Rate plus 0.22% per annum. The interest rate for borrowings to consummate the Offer and the Merger will be established in this manner. The Credit Agreement contains customary representations and warranties, conditions to borrowings, covenants and events of default. The portion of the facility under the Credit Agreement not used or reserved as support for commercial paper or bank borrowings at July 1, 1995, was $685 million. The lenders under the Credit Agreement include: ABN-Amro Bank, N.V.; Bankers Trust Company; Bank of America N.T. & S.A.; Bank of Montreal/Harris Trust and Savings Bank; The Bank of New York; The Bank of Nova Scotia; The Bank of Tokyo Trust Company; Banque Nationale de Paris; The Chase Manhattan Bank, N.A.; Chemical Bank; CIBC Inc.; Citibank, N.A.; Comerica Bank; CoreStates Bank, N.A.; Credit Lyonnais; Credit Suisse; Deutsche Bank AG; First American National; The First National Bank of Boston; The First National Bank of Chicago; The Fuji Bank, Limited; The Industrial Bank of Japan Trust Company; Mellon Bank, N.A.; National Westminster Bank PLC; NBD Bank; Royal Bank of Canada; The Sanwa Bank, Limited; Shawmut Bank; Suntrust Bank; Swiss Bank Corporation; and The Toronto-Dominion Bank.

     It is anticipated that borrowings under the Credit Agreement will be repaid with general corporate funds of the Parent and its subsidiaries (including the Company) or through permanent financing.

     The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") of the Offeror and the Parent filed with the Commission in connection with the Offer and is incorporated herein by reference.

     The Offer is not subject to a financing condition.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     In a press release issued on August 10, 1995, Illinois Tool Works, Inc. ("ITW") publicly announced that it had submitted a proposal to the Company to acquire all outstanding Shares at a price of $27 per Share in cash.

     According to a press release issued by the Company on August 17, 1995, the Board of Directors of the Company rejected ITW's offer, after having found ITW's proposal " 'inadequate',. . . taking into account other potential strategic alternatives available to [the Company], as well as [the Company's] prospects as an independent company."

     In a press release dated August 21, 1995, ITW announced that it owned over 1,000 Shares and that it intended to submit a slate of three nominees for election to the Company's Board of Directors and a written demand for a list of the Company's stockholders in order to communicate with them directly. ITW also stated that, on August 15, 1995, it had filed a Notification and Report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Department of Justice regarding its proposed acquisition of the Company and that it intended to file proxy materials with respect to its solicitation with the Commission.

     On August 11, 1995, in response to ITW's offer to acquire the Company, Herbert Henkel, President of the Parent's Industrial Products Group, contacted certain members of the Company's senior management regarding ITW's offer and, over the next several days, expressed to such persons and other representatives of the Company the Parent's potential interest in acquiring the Company. Shortly after the Company rejected the ITW offer, representatives of the Company informed Mr. Henkel that, in response to the Parent's potential interest in acquiring the Company, the Company was prepared to provide certain non-public information concerning the Company to the Parent, if the Parent entered into a confidentiality agreement. During the course of negotiating the confidentiality agreement, Mr. Henkel conveyed to representatives of the Company a preliminary, nonbinding indication of interest to acquire the Company in a transaction valued at approximately $35 per Share.

     On September 1, 1995, the Parent and the Company entered into a confidentiality agreement (the "Confidentiality Agreement") pursuant to which the Parent agreed to (a) keep confidential certain information concerning the Company to be provided to the Parent in connection with its evaluation of a possible transaction involving the Company, and (b) customary "standstill" provisions limiting the Parent's freedom of action with respect to proposals to acquire the Company and certain other actions that would affect control of the Company. As a result of the Company entering into the Merger Agreement with Parent, such standstill provisions terminated.

     Following execution of the Confidentiality Agreement, the Company provided the Parent with certain non-public business and financial information, including certain financial projections. See Section 8 -- "Certain Information Concerning the Company."

     From September 5 through September 12, 1995, representatives of the Parent and the Company had numerous telephone meetings in which the terms of the Merger Agreement were negotiated. During this period, the Parent also conducted additional due diligence with respect to the Company.

     In the evening of September 12, 1995, the respective Boards of Directors of the Company, the Parent and the Offeror approved a draft form of the Merger Agreement, and the Merger Agreement was executed by each party later that evening. On the following morning, September 13, 1995, the Parent and the Company issued a joint press release announcing execution of the Merger Agreement. On September 19, 1995, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; APPRAISAL RIGHTS; EXEMPTION FROM RIGHTS AGREEMENT; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger and the Merger Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

     Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of 66-2/3% of the outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of 66-2/3% of the Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

     The Merger Agreement provides that, if approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company will, (i) if appropriate, call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and will use its reasonable best efforts to obtain stockholder approval of the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger through its Board of Directors, but subject in each case to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with its counsel. The record date for the Stockholder Meeting will be a date subsequent to the date the Parent or the Offeror becomes a record holder of Shares purchased pursuant to the Offer.

     Okabe. The Merger Agreement provides that the Company will use its reasonable efforts to encourage Okabe to tender its Shares to the Offeror in the Offer. According to information provided by the Company, as of September 5, 1995, Okabe owned 853,000 Shares, which represented 17.1% of the outstanding Shares.

     Short Form Merger. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's other stockholders. The Merger Agreement provides that if the Offeror, or any other direct or indirect subsidiary of the Parent, acquires at least 90% of the outstanding Shares, the Parent, the Offeror and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. If the other conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to the time the Offeror acquires at least 90% of the outstanding Shares, the Offeror may, subject to the limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Purchases of Shares. Whether or not the Offeror purchases Shares pursuant to the Offer, the Offeror expressly reserves the right to acquire, following consummation or termination of the Offer, additional Shares through open market purchases, privately negotiated transactions, another tender offer or otherwise. Any such purchases of additional Shares might be on terms which are the same as, or more or less favorable than, those of this Offer. In any event, the Offeror is under no obligation to effect any such purchases. The Offeror also reserves the right, subject to the terms of the Merger Agreement, to dispose of any or all Shares that it may acquire.

     Exemption of Offer and Merger from Effect of the Rights Agreement. The Company has represented in the Merger Agreement that it has taken all necessary actions to ensure that, for the purposes of the Rights Agreement, neither the Parent nor the Offeror will become an "Acquiring Person" (as defined therein), the execution of the Merger Agreement does not, and the commencement or consummation of the Offer, the Merger and the other transactions contemplated thereunder (including a tender offer by the Parent or the Offeror at a higher cash price per share for all outstanding Shares and the associated Rights pursuant to the Merger Agreement), will not result in the grant of any rights to any person under the Rights Agreement or enable or require any outstanding Rights to be exercised, distributed or triggered, and that the Rights will expire without any further force or effect as of the Effective Time. The Company has also represented that the Merger Agreement, the Offer and the Merger have been duly approved by the "Continuing Directors" (as defined in the Rights Agreement) and that other than the Parent or the Offeror (and their affiliates), the Company (or its Board of Directors) has not exempted (or taken any other action tantamount to exempting) any person or entity from the potential application of the Rights Agreement, except that Okabe and its affiliates are permitted to beneficially own up to 21% of the outstanding Shares without triggering the potential application of the Rights Agreement.

     Board Representation. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, the Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of Shares purchased by the Parent bears to the number of Shares outstanding. The Company has agreed that, upon request by the Parent, it will promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Parent's designees to be elected to the Board of Directors and will cause the Parent's designees to be so elected. The Company has agreed to take, at its expense, all actions required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect any such election, including the mailing to its stockholders of the information required to be disclosed pursuant thereto. The Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     Pursuant to the Merger Agreement, following the election of designees of the Offeror, prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Parent or the Offeror or waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors of the Company then in office who are directors as of the date of the Merger Agreement or persons designated by such directors and neither were designated by the Offeror nor are employees of the Company ("Continuing Directors"). In addition, prior to the Effective Time, the Company and the Offeror will use all reasonable efforts to ensure that the Company's Board of Directors at all times includes at least three Continuing Directors.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The Parent intends to operate the Company as a division of the Parent. The directors of the Offeror will be the initial directors of the Surviving Corporation and the then officers of the Company and such other persons as are designated by the Parent shall be the initial officers of the Surviving Corporation. After the purchase of Shares pursuant to the Offer and prior to the Effective Time, it is anticipated that the Company will not declare any dividends on the Shares.

     The Parent will evaluate the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer, and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the Company's potential in conjunction with the Parent's business.

     Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13.  THE MERGER AGREEMENT.

     The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

     The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of the Offeror will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of the Offeror in accordance with the DGCL. The Certificate of Incorporation of the Offeror, as in effect immediately prior to the Effective Time, will be amended to change the name of the Offeror to "Elco Industries, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of the Offeror shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior thereto will be canceled and extinguished and each Share (other than Shares held by the Company as treasury Shares, Shares owned by any wholly owned subsidiary of the Company, Shares owned by the Parent, the Offeror or any wholly owned subsidiary of the Parent and Dissenting Shares) will be converted into the right to receive the Merger Consideration upon the surrender of the certificate formerly representing such Share.

     Dissenting Shares. The Merger Agreement provides that, if required by the DGCL, Dissenting Shares will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration. See Section 12 "-- Appraisal Rights."

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization, its authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, filings made by the Company with the Commission under the Securities Act and the Exchange Act (including financial statements included in the documents filed by the Company under these acts), the Company's financial statements and draft Form 10-K for the fiscal year ended June 30, 1995, required consents and approvals, compliance with applicable laws, employee relations and benefits, litigation, environmental matters, absence of limitations on future business conduct, intellectual property, material liabilities of the Company and its subsidiaries, the payment of taxes and the absence of certain material adverse changes or events.

     The Parent and the Offeror have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Parent's and the Offeror's organization, authority to enter into the Merger Agreement, required consents and approvals, and the availability of sufficient funds to consummate the Offer and the Merger.

     Covenants Relating to the Conduct of Business. Pursuant to the Merger Agreement, the Company has agreed that it will, and will cause its subsidiaries to (and will use all reasonable efforts to cause its 50% owned joint venture with Nagoya Screw Manufacturing Co. Ltd. (the "Joint Venture") to), in all material respects, carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

     The Company has agreed that except as contemplated by the Merger Agreement or as disclosed by the Company to the Parent prior to the execution of the Merger Agreement, it will not, and will not permit any of its subsidiaries to (and will use all reasonable best efforts to cause the Joint Venture not to), without the prior written consent of the Parent: (a) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of options to purchase Shares outstanding on the date of the Merger Agreement in accordance with their current terms); (b) amend or change its charter or bylaws or amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except in connection with the exercise of fiduciary duties by the Board of Directors of the Company;
(c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except for purchases of inventory in the ordinary course of business consistent with past practice; (d) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except sales of inventory in the ordinary course of business consistent with past practice; (e) make any commitment or enter into any contract or agreement except (x) in the ordinary course of business consistent with past practice or (y) for capital expenditures to be made in fiscal 1996 as identified in the Company's Capital Expenditure Budget delivered to the Parent in connection with the Merger Agreement; (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company and other than in the ordinary course of business consistent with past practice; (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company; (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by the Company; (i) revalue any assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (j) make any tax election or settle or compromise any material income tax liability; (k) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; (l) pay, discharge or satisfy any liabilities, other than in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice; (m) increase in any manner the compensation or fringe benefits of any directors, officers and other key employees of the Company or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate the vesting of any compensation or benefit; (n) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or (o) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made.

     Acquisition Proposals. The Company has agreed in the Merger Agreement that, from the date of the Merger Agreement and prior to the Effective Time, (a) that neither the Company nor its subsidiaries will, and the Company will direct and use its reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, any equity securities or all or any significant portion of the assets of, the Company or its subsidiaries (any such proposal or offer an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted previously with respect to any of the foregoing and will take the necessary steps to inform the person or entity referred to above of the obligations undertaken pursuant to this provision; and (c) that it will notify the Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, but need not disclose the identity of the other party or the terms of its proposals; provided, however, that the foregoing provisions will not prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in an Acquisition Proposal transaction which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger if, and only to the extent that, (A) the Board of Directors determines, after consultation with Skadden, Arps, Slate, Meagher & Flom, that failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides written notice to the Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (C) the Company keeps the Parent informed of the status (including the identity of such person or entity and terms of any proposal) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing contained in the foregoing provisions will (x) permit the Company to terminate the Merger Agreement, (y) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of the Merger Agreement, or (z) affect any other obligation of any party under the Merger Agreement.

     Annual Meeting. The Company agreed pursuant to the Merger Agreement that it will defer and/or postpone the holding of its Annual Meeting of Stockholders indefinitely pending the consummation of the Merger unless the Company is required to hold such meeting by an order from a court of competent jurisdiction.

     Company Stock Options. Pursuant to the Merger Agreement, at the Effective Time, all outstanding stock options to purchase Shares (the "Company Stock Options") granted under the Company's 1991 Stock Option Plan and the 1992 Stock Option Plan for Non-employee Directors (the "Stock Plans"), whether or not exercisable, and whether or not vested, (i) will become fully exercisable and vested and (ii) will be, upon their surrender to the Company by the holders, canceled by the Company. In consideration of such cancellation, the Surviving Corporation will deliver on or promptly after the Effective Time to each holder thereof cash in an amount per Share subject to such canceled Company Stock Option equal to the excess of the Merger Consideration over the exercise price per Share of such Company Stock Option. The Company has agreed pursuant to the Merger Agreement to use its best efforts to cause each holder of a Company Stock Option to execute an agreement with the Company, prior to the Effective Time, consenting to the payment described in the preceding sentence as consideration for the cancellation of any Company Stock Options held by such holder. No payment will be made by the Surviving Corporation with respect to any Company Stock Option having an exercise price equal or greater than the Merger Consideration. The Company has agreed that the committee that administers each of the Stock Plans will determine and take all necessary action so that the right to receive the foregoing cash consideration will be the only right of each holder of a Company Stock Option on and after the Effective Time. Pursuant to the Merger Agreement, the Company has agreed to terminate the Stock Plans immediately prior to the Effective Time and to grant no additional Company Stock Options after the date of the Merger Agreement.

     Performance Share Plan. The Company has agreed pursuant to the Merger Agreement to terminate the Company's 1988 Performance Share Plan (the "Performance Share Plan") immediately prior to the Effective Time and not to grant additional Performance Shares (as defined in the Performance Share Plan) from and after the date of the Merger Agreement. At the Effective Time, all outstanding Performance Shares will be canceled and all Performance Awards (as defined in the Performance Share Plan) will be deemed 100 percent earned for the relevant Performance Period (as defined in the Performance Share Plan) and will be paid in cash by the Surviving Corporation as soon as practicable after the Effective Time.

     Indemnification. The Merger Agreement provides that, from and after the Effective Time, the Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and has agreed to advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmation and undertaking, as set forth in the Company's Bylaws prior to the Effective Time. The Parent has agreed to provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Parent and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of $105,000, but in such case will purchase as much coverage as possible for such amount.

     Employee Benefits. Pursuant to the Merger Agreement, to the extent permitted by law, for a period of one year following the Effective Time, the Parent has agreed to cause the Surviving Corporation to provide the current and former non-union employees of the Company and its subsidiaries with employee benefits no less favorable, in aggregate value, than those provided by the Company on the date of the Merger Agreement to those employees; provided, however, that (i) neither the Parent nor the Surviving Corporation will be obligated to provide an employee stock ownership plan to such employees or to continue any one or more of such benefits, (ii) such "employee benefits" include benefits provided under any "employee benefit plan" (as defined under section 3(3) of ERISA) of the Company and its subsidiaries and (iii) neither the Parent nor the Surviving Corporation will be obligated to provide any benefits which are payable pursuant to a "change in control", except as otherwise provided in the Merger Agreement. The Parent and the Surviving Corporation have agreed to honor (without modification) and assume certain employment agreements, severance agreements and individual benefit arrangements which were disclosed to the Parent prior to the execution of the Merger Agreement, all as in effect at the Effective Time. Pursuant to the Merger Agreement, the Surviving Corporation will pay for customary out-placement services to any executive officer of the Company whose employment is terminated by the Surviving Corporation and who is entitled to payments under an existing severance agreement, on the same basis as out-placement services are provided to executive officers of the Parent or its subsidiaries of a comparable level.

     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties thereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions) and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by the Merger Agreement, including, without limitation, obtaining certain consents, approvals and waivers from Governmental Entities (as defined in the Merger Agreement) and third parties and defending any lawsuit or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order vacated or reversed. Neither the Parent, the Offeror nor the Company, however, will be required to take any action described above that would in any event have a Material Adverse Effect (as defined in the Merger Agreement) on either the Parent or the Company. In addition, neither the Parent, the Offeror nor any of their affiliates will be required to enter into any transaction or take any other action that would require a waiver of, or that is inconsistent with satisfaction of, the conditions of the Offer set forth in clauses (a)(iii), (iv) or (v) thereto. See Section 15 -- "Certain Conditions to the Offeror's Obligations."

     Conditions Precedent to Merger. The respective obligations of the Parent, the Offeror and the Company to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved by the requisite vote of the stockholders of the Company; and (b) no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, the Company, the Parent and the Offeror have agreed that, prior to invoking this provision, they shall use their reasonable best efforts (subject to the other terms and conditions of the Merger Agreement) to have any such order, decree or injunction vacated.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company: (a) by mutual written consent of the Parent and the Company; (b) by the Company if: (i) the Offer has not been timely commenced (except as a result of actions or omissions by the Company); or (ii) there is an Acquisition Proposal which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger and the Board of Directors of the Company determines, after consultation with Skadden, Arps, Slate, Meagher & Flom, that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that such right to terminate the Merger Agreement shall not be available (1) if the Company has breached in any material respect its obligations concerning Acquisition Proposals or (2) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the Termination Fee (as defined below, see
"-- Fees and Expenses") and, in each case, unless the Company has provided the Parent and the Offeror with one business day's prior written notice of its intent to so terminate the Merger Agreement together with a summary of the material terms and conditions of such offer; or (iii) there has been a breach by the Parent or the Offeror of any representation or warranty that would have a material adverse effect on the Parent's or the Offeror's ability to perform its obligations under the Merger Agreement and which breach has not been cured within twenty business days following receipt by the Parent or the Offeror of notice of the breach; or (iv) the Parent or the Offeror fails to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, including, without limitation, the obligation of the Offeror to purchase Shares pursuant to the Offer, unless such failure results from a breach of the Company of any obligation, representation, or warranty under the Merger Agreement, which has not been cured within twenty business days following Company's receipt of notice of the breach; (c) by the Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing; or (d) by either the Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on March 31, 1996; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (d) will not be available (y) to the Parent if the Offeror or any affiliate of the Offeror acquires Shares pursuant to the Offer, or (z) to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law; or (iv) as the result of the failure of any of the conditions described in Section 15, the Offer shall have terminated or expired in accordance with its terms without the Offeror having purchased any shares of Common Stock pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant this clause (iv) will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition.

     Fees and Expenses. Except as described in the next sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Company has agreed in the Merger Agreement that, if the Merger Agreement is terminated pursuant to:
(i) clause (d)(i) or (iv) set forth above under "Termination" and at the time of such termination (x) the Minimum Condition has not been satisfied and (y) an Acquisition Proposal existed; (ii) clause (b)(ii) set forth above under "Termination"; (iii) clause (c) set forth above under "Termination" and at the time of such termination an Acquisition Proposal existed; or (iv) clause (a) or clause (d)(i) set forth above under "Termination" and at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Parent or any of its affiliates) shall have become the beneficial owner of more than 20% of the outstanding Shares and such person, entity or group (or any affiliate of such person, entity or group) thereafter consummates an Acquisition Proposal at any time on or prior to the date which is six months after such termination of the Merger Agreement with a value per Share of at least $36.00 (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events), the Company will pay to the Parent (the "Termination Fee") the sum of (a) $5 million, plus (b) the amount of all documented costs and expenses (not to exceed $2.5 million) incurred by the Parent, the Offeror or their affiliates in connection with the Merger Agreement or the transactions contemplated thereby. Such payment will be made as promptly as practicable but in no event later than two business days following termination of the Merger Agreement pursuant to the immediately preceding sentence, or, in the case of clause (iv) of the immediately preceding sentence, upon consummation of such Acquisition Proposal. If the Company fails to pay such amount when due in accordance with the immediately preceding sentence, the Parent will be entitled to the payment from the Company, in addition to such amount, of any legal fees and expenses incurred in collecting such amount and interest thereon at the rate of 10% per annum.

14.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the earlier of the time that the Parent designates a majority of the members of the Board of Directors of the Company (see Section 12 -- " -- Board Representation") after the purchase of Shares pursuant to the Offer or the Effective Time (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than (1) quarterly dividends of $.15 per share declared and payable consistent with past practices and (2) dividends payable to the Company declared by any of the Company's subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities. See Section 6.

15.  CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror will not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) the Minimum Condition is satisfied and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer has expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been instituted, pending or threatened any action or proceeding by any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") which (i) seeks to challenge the acquisition by the Parent or the Offeror (or any of its affiliates) of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which would have a Material Adverse Effect (as defined in the Merger Agreement) on the Company, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) seeks to impose limitations on the ability of the Parent (or any of its affiliates) effectively to acquire or hold, or to require the Parent or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of the Parent and its affiliates or any material portion of the assets or the business of the Company and its Subsidiaries (as defined in the Merger Agreement) taken as a whole, (iv) seeks to impose material limitations on the ability of the Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) seeks to restrict any future business activity by the Parent (or any of its affiliates), including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by the Parent (or any of its affiliates); or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign Governmental Entity or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction, that is reasonably likely to directly or indirectly result in any of the consequences referred to in clauses (i) through (v) of subsection (a) above; or

          (c) the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement; or

          (e) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to the Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

          (f) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person"), other than the Parent, shall have acquired beneficial ownership of more than 20% (or, in the case of Okabe and its affiliates, 21%) of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding Shares; (ii) any new group shall have been formed which beneficially owns more than 20% (or, in the case of Okabe and its affiliates, 21%) of the outstanding Shares; or (iii) any person (other than the Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company.

     The foregoing conditions are for the sole benefit of the Parent and the Offeror and may be asserted by the Parent or the Offeror regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Offeror, in whole or in part, at any time and from time to time, in the sole discretion of the Parent. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section 16, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without conditions that the Parent is not required to accept.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15 calendar-day waiting period following the filing by the Parent of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Offeror made such a filing on September 13, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or material from the Parent concerning the Offer, the waiting period will be extended to the tenth calendar day after the date of substantial compliance by the Parent with such request. Complying with a request for additional information or material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that neither the Parent nor the Offeror is an "interested stockholder" pursuant to Section 203.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Delaware may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and may not have complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17.  FEES AND EXPENSES.

     Dillon, Read & Co. Inc. (the "Dealer Manager") is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Parent and the Offeror in connection with the proposed acquisition of the Shares. The Parent has agreed to pay the Dealer Manager $300,000 upon commencement of the Offer. The Parent has also agreed to pay the Dealer Manager a fee of $1,200,000, payable as follows: (i) $1,200,000 times a fraction the numerator of which is the number of Shares purchased in the Offer and the denominator of which is the total number of outstanding Shares, upon the purchase of Shares pursuant to the Offer, and (ii) the balance upon closing of the Merger. The Parent has also agreed that, if the Merger Agreement is terminated and the Company pays the Parent a Termination Fee (see Section
13 -- "-- Fees and Expenses"), then the Parent will pay the Dealer Manager a fee of $700,000. In addition, the Offeror has agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred by the Dealer Manager in connection with the Offer, including the reasonable fees of its counsel (subject to certain limitations), and to indemnify the Dealer Manager against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Offeror has retained D.F. King & Co., Inc., as Information Agent, and Harris Trust Company of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     Except as described herein, neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

18.  MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

     The Offeror and the Parent have filed with the Commission a Statement on
Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          E.I. TEXTRON INC.

September 19, 1995

                                                                         ANNEX I

      CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                         OF THE PARENT AND THE OFFEROR

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below are the name, age, present principal occupation or employment, five-year employment history and business or residence address of each director and executive officer of the Parent. Unless otherwise indicated, each person identified below has been employed by the Parent for the last five years, and each such person's business address is 40 Westminster Street, Providence, RI 02903-2596. All persons listed below are citizens of the United States.

       NAME AND ADDRESS          AGE                                 DIRECTORS
-------------------------------  ---               ---------------------------------------------
------------------------------------------------------------------------------------------------
James F. Hardymon                 60   Director    Mr. Hardymon is Chairman and Chief Executive
                                         Since     Officer of the Parent. He joined the Parent
                                         1989      in December 1989 as President and Chief
                                                   Operating Officer, became Chief Executive
                                                   Officer in January 1992, assumed the
                                                   additional title of Chairman in January 1993
                                                   and relinquished the title of President to
                                                   Mr. Campbell in January 1994. Mr. Hardymon is
                                                   a Director of Avco Financial Services, Inc.,
                                                   The Paul Revere Corporation and Fleet
                                                   Financial Group, Inc.
------------------------------------------------------------------------------------------------
Lewis B. Campbell                 49   Director    Mr. Campbell is President and Chief Operating
                                         Since     Officer of the Parent. He joined the Parent
                                         1994      in September 1992 as Executive Vice President
                                                   and Chief Operating Officer and assumed his
                                                   present position in January 1994. Mr.
                                                   Campbell served as a Vice President of
                                                   General Motors and General Manager of its
                                                   Flint Automotive Division Buick-Oldsmobile-
                                                   Cadillac Group from 1988 to 1991 and became
                                                   General Manager of its GMC Truck Division in
                                                   1991. Mr. Campbell is a Director of Avco
                                                   Financial Services, Inc., The Paul Revere
                                                   Corporation and Citizens Financial Group,
                                                   Inc.
------------------------------------------------------------------------------------------------
H. Jesse Arnelle                  61   Director    Mr. Arnelle is senior partner in the law firm
400 Urbano Drive                         Since     of Arnelle, Hastie, McGee, Willis & Greene,
San Francisco, CA 94127                  1993      San Francisco. He co-founded the firm in
                                                   1985. He is a Director of FPL Group, Inc.,
                                                   Wells Fargo & Company and Wells Fargo Bank,
                                                   N.A., WMX Technologies, Inc., Armstrong
                                                   Worldwide Industries, Inc. and Eastman
                                                   Chemical Corporation.
------------------------------------------------------------------------------------------------
R. Stuart Dickson                 66   Director    Mr. Dickson was Chairman of the Board of
Ruddick Corporation                      Since     Ruddick Corporation from 1968 until February
2000 Two First Union Center              1984      1994. Mr. Dickson currently serves as
Charlotte, NC 28282                                Chairman of the Ruddick Executive Committee.
                                                   Mr. Dickson is a Director of First Union
                                                   Corporation, PCA International and United
                                                   Dominion Industries.

       NAME AND ADDRESS          AGE                                 DIRECTORS
-------------------------------  ---               ---------------------------------------------
------------------------------------------------------------------------------------------------
B.F. Dolan                        67   Director    Mr. Dolan is retired Chairman of the Parent.
Two First Union Center                   Since     He served as President from 1980 until 1989
Suite 1990                               1980      and as Chief Executive Officer from 1985
Charlotte, NC 28282                                until January 1992. He assumed the additional
                                                   title of Chairman in 1986 and served in that
                                                   capacity until his retirement at the end of
                                                   1992. He is a Director of First Union
                                                   Corporation, FPL Group, Inc., Ruddick
                                                   Corporation and Polaris Industries, Inc.
------------------------------------------------------------------------------------------------
John D. Macomber                  67   Director    Mr. Macomber is Principal of JDM Investment
JDM Investment Group                     Since     Group, a private investment firm. He joined
2806 N Street, N.W.                      1993      the firm as Principal in 1992. He served as
Washington, DC 20007                               Chairman and President of the Export-Import
                                                   Bank of the United States from 1989 to 1992.
                                                   He is a Director of Bristol Myers Squibb Co.,
                                                   The Brown Group, Inc., Lehman Brothers
                                                   Holdings, Inc., Pilkington Ltd. and Xerox
                                                   Corporation.
------------------------------------------------------------------------------------------------
Barbara Scott Preiskel            71   Director    Mrs. Preiskel is a Director of the American
60 East 42nd Street                      Since     Stores Company, General Electric Company,
Suite 3125                               1975      Massachusetts Mutual Life Insurance Company
New York, NY 10165-3125                            and The Washington Post Company. Mrs.
                                                   Preiskel is a former Senior Vice President
                                                   and General Counsel of the Motion Picture
                                                   Association of America, Inc.
------------------------------------------------------------------------------------------------
Sam F. Segnar                     68   Director    Mr. Segnar retired as the Chairman and Chief
10077 Grogan's Mill Road                 Since     Executive Officer of Enron Corporation in
Suite 530                                1982      1985 and as Chairman of the Board of Vista
The Woodlands, TX 77380                            Chemical Co. in 1988. Mr. Segnar is a
                                                   Director of Hartmarx Corporation, Seagull
                                                   Energy Corporation, ProBank, N.A. and Mapco
                                                   Inc.
------------------------------------------------------------------------------------------------
Jean Head Sisco                   70   Director    Mrs. Sisco is a Partner of Sisco Associates.
Sisco Associates                         Since     She is a Director of The Neiman Marcus Group,
2517 Massachusetts Avenue, N.W.          1975      Inc., Santa Fe Pacific Corporation, Santa Fe
Washington, DC 20008-2823                          Pacific Gold Corporation, Chiquita Brands
                                                   International, Inc., Washington Mutual
                                                   Investors Fund, Inc., and K-Tron
                                                   International, Inc.
------------------------------------------------------------------------------------------------
John W. Snow                      56   Director    Mr. Snow is Chairman, President, Chief
CSX Corporation                          Since     Executive Officer and a Director of CSX
One James Center                         1991      Corporation. Mr. Snow became President and a
Richmond, VA 23219                                 Director of CSX Corporation in 1988, Chief
                                                   Executive Officer in 1989 and Chairman in
                                                   1991. Mr. Snow is a Director of USX
                                                   Corporation, Dominion Resources, Inc., Na-
                                                   tionsBank Corporation and Bassett Furniture
                                                   Industries, Inc.

       NAME AND ADDRESS          AGE                                 DIRECTORS
-------------------------------  ---               ---------------------------------------------
------------------------------------------------------------------------------------------------
Martin D. Walker                  63   Director    Mr. Walker is Chairman, Chief Executive
M.A. Hanna Co.                           Since     Officer and a Director of M. A. Hanna
200 Public Square, Suite                 1986      Company, an international specialty chemicals
  36-5000                                          company. He joined and assumed his current
Cleveland, OH 44144-2304                           position at the company in 1986. Mr. Walker
                                                   is a Director of Comerica, Inc., The Reynolds
                                                   and Reynolds Company and the Timken Company.
------------------------------------------------------------------------------------------------
Thomas B. Wheeler                 59   Director    Mr. Wheeler has been President, Chief
Massachusetts Mutual Life Ins.           Since     Executive Officer and a Director of
  Co.                                    1993      Massachusetts Mutual Life Insurance Company
1295 State Street                                  since 1988. He is a Director of the Bank of
Springfield, MA 01111                              Boston Corporation.

             NAME                AGE                            EXECUTIVE OFFICERS
------------------------------------------------------------------------------------------------
James F. Hardymon                 60               Chairman and Chief Executive Officer. See
                                                   "Directors" above.
------------------------------------------------------------------------------------------------
Lewis B. Campbell                 49               President and Chief Operating Officer. See
                                                   "Directors" above.
------------------------------------------------------------------------------------------------
Harold K. McCard                  63               Senior Vice President Operations since August
                                                   1995; formerly President, Textron Defense
                                                   Systems, 1985 to August 1995.
------------------------------------------------------------------------------------------------
Richard A. Watson                 50               Senior Vice President Financial Services
                                                   since August 1995; formerly Group Vice
                                                   President, 1990 to August 1995; Vice
                                                   President of the Parent and President,
                                                   Textron Investment Management Company Inc.,
                                                   1986 to 1990.
------------------------------------------------------------------------------------------------
Herbert L. Henkel                 47               President Textron Industrial Products, since
                                                   August 1995; formerly Group Vice President,
                                                   1993-August 1995; President of the Greenlee
                                                   Textron Division, 1987 to 1993.
------------------------------------------------------------------------------------------------
Fred L. Hubacker                  50               President Textron Automotive Company since
                                                   May 1994; formerly Group Vice President and
                                                   President Textron Acustar Plastics Inc., 1993
                                                   to May 1994; Group Controller, Procurement
                                                   and Supply Operations (1991 to 1993) and Vice
                                                   President Finance, Acustar Inc. unit (1989 to
                                                   1991) of Chrysler Corporation.
------------------------------------------------------------------------------------------------
Derek Plummer                     62               Chairman Textron Automotive Company since May
                                                   1994; formerly Group Vice President, 1986 to
                                                   May 1994.
------------------------------------------------------------------------------------------------
Terry D. Stinson                  53               President, Textron Aerospace Systems and
                                                   Components since August 1995; formerly Group
                                                   Vice President, 1991 to August 1995;
                                                   President of the Hamilton Standard Division
                                                   of United Technologies Corporation, 1986 to
                                                   1991.
------------------------------------------------------------------------------------------------
Mary L. Howell                    43               Executive Vice President -- Government and
                                                   International since August 1995; formerly
                                                   Senior Vice President Government and
                                                   International, 1993 to August 1995; Vice
                                                   President -- Government Affairs, 1985 to
                                                   1993.
------------------------------------------------------------------------------------------------
Wayne W. Juchatz                  49               Executive Vice President and General Counsel
                                                   since March 1995; formerly Executive Vice
                                                   President, General Counsel and Secretary of
                                                   R.J. Reynolds Tobacco Company, a subsidiary
                                                   of RJR Nabisco, Inc., 1985 to March 1995. Mr.
                                                   Juchatz is a director of Avco Financial
                                                   Services Inc. and The Paul Revere
                                                   Corporation.

             NAME                AGE                            EXECUTIVE OFFICERS
------------------------------------------------------------------------------------------------
Stephen L. Key                    52               Executive Vice President and Chief Financial
                                                   Officer since March 1995; formerly Executive
                                                   Vice President and Chief Financial Officer of
                                                   ConAgra, Inc., 1992 to March 1995; Managing
                                                   Partner of the New York office of Ernst &
                                                   Young from 1988 to 1992. Mr. Key is a
                                                   director of Avco Financial Services, Inc. and
                                                   The Paul Revere Corporation.
------------------------------------------------------------------------------------------------
Richard A. McWhirter              61               Executive Vice President and Corporate
                                                   Secretary since April 1995; formerly
                                                   Executive Vice President and Chief Financial
                                                   Officer, 1993 to April 1995; Senior Vice
                                                   President and Secretary, 1991 to 1993; Senior
                                                   Vice President -- Insurance and Environ-
                                                   mental Affairs, 1988 to 1991.
------------------------------------------------------------------------------------------------
William F. Wayland                60               Executive Vice President Administration and
                                                   Chief Human Resources Officer since 1993;
                                                   formerly Executive Vice President -- Human
                                                   Resources, 1989 to 1993.
------------------------------------------------------------------------------------------------
Edward C. Arditte                 40               Vice President -- Communications and Risk
                                                   Management since May 1994; formerly Vice
                                                   President -- Investor Relations and Risk
                                                   Management, 1993 to May 1994; Vice
                                                   President -- Investor Relations, 1991 to
                                                   1993; Director -- Investor Relations, 1990 to
                                                   1991; Assistant Treasurer, 1986 to 1990.
------------------------------------------------------------------------------------------------
Brian T. Downing                  47               Vice President and Treasurer since 1986.
------------------------------------------------------------------------------------------------
Peter B.S. Ellis                  41               Vice President -- Strategic Planning since
                                                   March 1995; formerly Managing Director,
                                                   Telecommunications Practice of Arthur D.
                                                   Little, Inc., 1991 to March 1995; Vice
                                                   President, Business Development of Contel
                                                   Corporation, 1988 to 1991.
------------------------------------------------------------------------------------------------
Douglas A. Fahlbeck               49               Vice President -- Acquisitions and
                                                   Dispositions since July 1995; formerly
                                                   Executive Vice President and Chief Financial
                                                   Officer, 1994 to July 1995, and Senior Vice
                                                   President and Chief Financial Officer, 1985
                                                   to 1994, of Textron Financial Corporation.
------------------------------------------------------------------------------------------------
Arnold M. Friedman                52               Vice President and Deputy General Counsel
                                                   since 1984.
------------------------------------------------------------------------------------------------
William Gauld                     42               Vice President -- Corporate Information
                                                   Management and Chief Information Officer
                                                   since July 1995; formerly Staff Vice
                                                   President Corporate Information Management
                                                   and Chief Information Officer, September 1994
                                                   to July 1995; General Manager Information,
                                                   Electrical Distribution and Control Group,
                                                   General Electric Company, 1992 to 1994;
                                                   Manager, Manufacturing, GE Appliances,
                                                   General Electric Company, 1989 to 1991.

             NAME                AGE                            EXECUTIVE OFFICERS
------------------------------------------------------------------------------------------------
Frank Gulden                      59               Senior Vice President -- Human Resources
                                                   since 1993; formerly Group Vice President,
                                                   1990 to 1993; Vice President North and South
                                                   America, Fastening Systems Group of Emhart
                                                   Corporation, 1989 to 1990.
------------------------------------------------------------------------------------------------
Gregory E. Hudson                 48               Vice President -- Taxes since 1987.
------------------------------------------------------------------------------------------------
William P. Janovitz               52               Vice President and Controller since 1983.
------------------------------------------------------------------------------------------------
Mary Lovejoy                      40               Vice President -- Investor Relations since
                                                   August 1995; formerly Director, Investor
                                                   Relations, 1993 to August 1995; Vice
                                                   President and Senior Corporate Banker, First
                                                   National Bank of Chicago, 1984 to 1993.
------------------------------------------------------------------------------------------------
Frank McNally                     56               Vice President -- Employee Relations and
                                                   Benefits since July 1995; formerly Staff Vice
                                                   President, 1992 to July 1995; Director
                                                   Employee Relations, 1991 to 1992.
------------------------------------------------------------------------------------------------
Daniel L. Schaffer                59               Vice President -- Audit and Business Ethics
                                                   since November 1994; formerly President of
                                                   the Aircraft Engine Components Division of
                                                   the Parent, 1992 to November 1994; Vice
                                                   President Finance of the Textron Defense
                                                   Systems Division (formerly Avco Systems),
                                                   1984 to 1992.
------------------------------------------------------------------------------------------------
Richard F. Smith                  56               Vice President -- Government Affairs since
                                                   July 1995; formerly Staff Vice
                                                   President -- Government Affairs, March 1995
                                                   to July 1995, Director, Government Relations,
                                                   1985 to March 1995.
------------------------------------------------------------------------------------------------
John Zugschwert                   62               Vice President -- Government Marketing from
                                                   July 1995; formerly Staff Vice
                                                   President -- Government Marketing, January
                                                   1992 to July 1995; Vice President Government
                                                   Operations, Bell Helicopter Textron Inc.,
                                                   1991 to 1992; Executive Director, American
                                                   Helicopter Society, 1981 to 1991.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Set forth below are the name, age, present principal occupation or employment, five-year employment history and business or residence address of each director and executive officer of the Offeror. Unless otherwise indicated, each person identified below has been employed by the Parent for the last five years, and each such person's business address is 40 Westminster Street, Providence, RI 02903-2596. Each director and officer of the Offeror was elected to such position in 1995. All persons listed below are citizens of the United States.

------------------------------------------------------------------------------------------------
Herbert L. Henkel                 47               See Directors and Executive Officers of the
                                                   Parent. Mr. Henkel is President of the
                                                   Offeror.
------------------------------------------------------------------------------------------------
Richard A. McWhirter              61               See Directors and Executive Officers of the
                                                   Parent. Mr. McWhirter is Senior Vice
                                                   President and Corporate Secretary of the
                                                   Offeror.

------------------------------------------------------------------------------------------------
Michael D. Cahn                   49               Mr. Cahn has been Assistant General Counsel
                                                   and Assistant Secretary of the Parent since
                                                   1983. Mr. Cahn is Director, Vice President
                                                   and Assistant Secretary of the Offeror.
------------------------------------------------------------------------------------------------
Brian T. Downing                  47               See Directors and Executive Officers of the
                                                   Parent. Mr. Downing is Vice President and
                                                   Treasurer of the Offeror.
------------------------------------------------------------------------------------------------
Arnold M. Friedman                52               See Directors and Executive Officers of the
                                                   Parent. Mr. Friedman is Director and Vice
                                                   President of the Offeror.
------------------------------------------------------------------------------------------------
Gregory E. Hudson                 48               See Directors and Executive Officers of the
                                                   Parent. Mr. Hudson is Vice President -- Taxes
                                                   of the Offeror.
------------------------------------------------------------------------------------------------
Bhikhaji M. Maneckji              46               Mr. Maneckji has been Assistant General
                                                   Counsel and Assistant Secretary of the Parent
                                                   since 1986. Mr. Maneckji is Director, Vice
                                                   President and Assistant Secretary of the
                                                   Offeror. Mr. Maneckji is a director of
                                                   Bridgeport Machines, Inc.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                            ------------------------

           By Mail:                 By Overnight Courier:                By Hand:
      Wall Street Station        77 Water Street, 4th Floor           Receive Window
         P.O. Box 1010               New York, NY 10005         77 Water Street, 5th Floor
    New York, NY 10268-1010                                         New York, NY 10005
                                 by Facsimile Transmission:
                                 (for Eligible Institutions
                                            Only)
                                       (212) 701-7636
                                    Confirm by Telephone:
                                       (212) 701-7663

                            ------------------------

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 207-2014

                      The Dealer Manager for the Offer is:

                            DILLON, READ & CO. INC.
                               535 Madison Avenue
                            New York, New York 10022
                         (212) 906-7527 (Call Collect)